EXHIBIT 99(a)

[XL CAPITAL LOGO]

                                                          XL Capital Ltd
                                                          XL House
                                                          One Bermudiana Road
                                                          P. O. Box HM 2245
                                                          Hamilton HM JX
                                                          Bermuda

                                                          Phone: (441) 292-8515
                                                          Fax:   (441) 292-5280


NEWS RELEASE


Contact:     Gavin R. Arton                                  Roger R. Scotton
             Investor Relations                              Media Contact
             (441) 294-7104                                  (441) 294-7165

              XL CAPITAL LTD PRICES ISSUE OF EQUITY SECURITY UNITS


HAMILTON, BERMUDA, March 17, 2004 -- XL Capital Ltd ("XL" or the "Company") (NYSE: XL) announced today that it has agreed to sell $750,000,000 of equity security units, with a stated amount of $25, consisting of (i) forward purchase contracts to purchase, and XL to issue, its ordinary shares and (ii) debt securities, pursuant to XL's currently effective shelf registration statement. XL has granted the underwriters an over-allotment option to purchase up to an additional 3 million equity security units at the offering price. The Company intends to use the net proceeds from the sale of the equity security units for general corporate purposes.

The forward purchase contracts require each investor to purchase on the stock purchase date of May 15, 2007, a number of the Company's ordinary shares to be determined based on the average trading price of the Company's ordinary shares for a period preceding that date, or, in certain situations, a fixed number of ordinary shares.

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Total annual distributions on the equity security units will be at the rate of
6.50 percent, consisting of interest payments at the rate of 2.53 percent on the senior notes and contract adjustment payments at the rate of 3.97 percent under the forward purchase contracts.

The underwriters for XL's equity security unit offering are Goldman, Sachs & Co., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. Full details of the offering, including a description of the equity security units and certain risk factors related to the equity security units, are contained in a prospectus supplement dated today and available through the underwriters.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the equity security units or any other securities, nor will there be any sale of the equity security units or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of December 31, 2003, XL Capital Ltd had consolidated assets of approximately $40.8 billion and consolidated shareholders' equity of approximately $6.9 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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